Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-74190

                           PROSPECTUS SUPPLEMENT NO. 1
                     (TO PROSPECTUS DATED DECEMBER 6, 2001)

                              CARNIVAL CORPORATION

                       LIQUID YIELD OPTION NOTES DUE 2021
                           AND SHARES OF COMMON STOCK

This prospectus supplement No. 1 supplements and amends the prospectus dated December 6, 2001, relating to our Liquid Yield Option Notes due 2021 (the "LYONs") and shares of common stock issuable upon conversion of the LYONs.

The table on page 20 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts at maturity of LYONs beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. This prospectus supplement amends that table by adding to it the items set forth below.


                                         (2)                                        (4)                  (5)
                                 PRINCIPAL AMOUNT AT           (3)             COMMON STOCK          COMMON STOCK
             (1)                     MATURITY OF        PERCENT OF TOTAL       ISSUABLE UPON        OWNED PRIOR TO
           SELLING               LYONS BENEFICIALLY        OUTSTANDING         CONVERSION OF        CONVERSION OF
       SECURITYHOLDER             OWNED AND OFFERED           LYONS              THE LYONS              LYONS*
       --------------             -----------------           -----              ---------              ------
D.E. Shaw Investments,
L.P.............................        $ 3,500,000            0.33%               58,087                   0

D.E. Shaw Valence, L.P..........         14,000,000            1.33%              232,350                   0

Grace Brothers
Management, LLC.................          2,000,000            0.19%               33,193                   0

Granville Capital
Corporation.....................          9,000,000            0.86%              149,370                   0

* Assuming the sale of all LYONs and common stock issuable upon conversion of the LYONs, selling securityholders will not hold any LYONs and will hold the number of our common stock set forth in column (5) "Common Stock Owned Prior to Conversion of LYONs." At that time, no selling securityholder will hold more than 1% of our outstanding common stock.


The prospectus dated December 6, 2001, as amended and supplemented by this prospectus supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the LYONs and the common stock issuable upon conversion of the LYONs.

Our common stock is traded on the New York Stock Exchange under the symbol CCL. On December 20, 2001, the last reported sales price of the common stock was $27.64 per share. There is no public market for the LYONs, and we do not intend to apply for their listing on any exchange or to seek approval for their quotation through any automated quotation system.

WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 21, 2001.

                             SELLING SECURITYHOLDERS


                  The prospectus dated December 6, 2001, relating to the offer for resale of up to $1,051,175,000 aggregate principal amount at maturity of LYONs and shares of common stock issuable upon conversion of the LYONs is amended to replace the first paragraph and the table under the heading "Selling Securityholders" on page 20 with the information in the following paragraph and table. We may further amend or supplement this table from time to time if necessary.

                  The following table provides, as of December 20, 2001, the name of each selling securityholder, the principal amount at maturity of LYONs held by such selling securityholder, the number of shares of common stock owned by such securityholder prior to its purchase of LYONs and the common stock issuable upon conversion of the LYONs (based upon the initial conversion price). This information has been obtained from the selling securityholders.

                                                 (2)
                                              PRINCIPAL
                                              AMOUNT AT
                                             MATURITY OF         (3)                (4)                (5)
                                                LYONS        PERCENT OF        COMMON STOCK       COMMON STOCK
                  (1)                       BENEFICIALLY        TOTAL          ISSUABLE UPON     OWNED PRIOR TO
                SELLING                       OWNED AND      OUTSTANDING       CONVERSION OF      CONVERSION OF
             SECURITYHOLDER                    OFFERED          LYONS            THE LYONS            LYONS*
------------------------------------           -------          -----            ---------            ------
BNP Paribas Equity Strategies SNC...           $5,500,000        0.52%              91,281            241,406
California Public Employees'
    Retirement System...............            2,100,000        0.20%              34,853          3,074,641
D.E. Shaw Investments, L.P..........            3,500,000        0.33%              58,087                  0
D.E. Shaw Valence, L.P..............           14,000,000        1.33%             232,350                  0
Grace Brothers Management, LLC......            2,000,000        0.19%              33,193                  0
Granville Capital Corporation.......            9,000,000        0.86%             149,370                  0
J.P. Morgan Securities Inc..........            2,050,000        0.20%              34,023            187,218
KBC Financial Products (Cayman
    Islands)........................           22,000,000        2.09%             365,126                  0
Lakeshore International, Ltd........           13,200,000        1.26%             219,076                  0
MLQA Convertible Securities Arbitrage
    Ltd..............................          52,500,000        4.99%             871,325                  0
Shepherd Investments
    International, Ltd..............           58,087,000        5.53%             964,050                  0
St. Albans Partners Ltd.............           10,000,000        1.00%             165,966                  0
Triborough Partners QP, LLC.........            2,500,000        0.24%              41,491                  0
Yield Strategies Fund I, LP.........           12,000,000        1.14%             199,160                  0

------------------------
* Assuming the sale of all LYONs and common stock issuable upon conversion of the LYONs, selling securityholders will not hold any LYONs and will hold the number of our common stock set forth in column (5) "Common Stock Owned Prior to Conversion of LYONs." At that time, no selling securityholder will hold more than 1% of our outstanding common stock.